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MagneGas Corporation

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MAGNEGAS CORPORATION

11885 44th Street North

Clearwater, FL 33762

(727) 934-3448

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholder of MagneGas Corporation:

This Information Statement is being made available to the holders of record of the outstanding common stock, $0.001 per value per share (the “Common Stock”) and the Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), of MagneGas Corporation, a Delaware corporation (the “Company”), as of the close of business on October 4, 2016, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to the Annual Meeting of Shareholders of the Company for the year ended December 31, 2015 (the “Annual Meeting”). The Annual Meeting will be held on November 21, 2016 at 8 a.m. local time at 11885 44th Street North, Clearwater, FL 33762.  The Annual Meeting will not include a presentation by management.

At the Annual Meeting, the following two proposals will be submitted to its shareholders for approval:

1. To elect the nominees named in this Information Statement to the Board of Directors (the “Board”);

2. To ratify the appointment of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm;

The Annual Meeting will not include a presentation by management.

This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C, and applicable provisions of the Delaware General Corporation Law and the Company’s governing documents.

By order of the Board of Directors

/s/ Ermanno Santilli
Ermanno Santilli
October 26, 2016	Chief Executive Officer and Director

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 21, 2016

This Notice and Information Statement and our 2015 Annual Report on Form 10-K are available online at www.magnegas.com. This Notice and Information Statement as well as a document entitled “Information Required to be Included in Annual Report to Security Holders” will be mailed to the holders of our Common Stock and Series A Preferred Stock as of the Record Date (as defined below).

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ANNUAL MEETING

OUTSTANDING SHARES AND VOTING RIGHTS

The Board has fixed the close of business on October 4, 2016 as the record date (the “Record Date”) for the determination of the holders of our Common Stock and Series A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting.

At the close of business on the Record Date, there were approximately 51,939,304 and 1,000,000 shares of our Common Stock and Series A Preferred Stock outstanding, respectively.

As of the Record Date, there are 1,000,000 shares of Series A Preferred Stock issued and outstanding.  Each share of Series A Preferred Stock has voting rights of 100,000 votes per share.  The total aggregate number of votes for the Series A Preferred Stock is 100 billion.  Global Alpha, LLC, the holder of the 1,000,000 shares of Series A Preferred Stock, represents a majority of the outstanding voting shares and the number of votes entitled to be cast on the matters to be considered at the Annual Meeting. This shareholder has advised the Company that they intend to vote “FOR” each of the nominees for election to the Board and “FOR” the ratification of the appointment of Marcum. Therefore, the Company expects that each matter to be considered at the Annual Meeting will be approved.

For the transaction of business at the Annual Meeting a quorum must be present. A quorum consists of a majority of the shares entitled to vote at the meeting. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Annual Meeting, the meeting may be adjourned to a future time and date. As a result of its holdings, Global Alpha, LLC constitutes a quorum for the conduct of the meeting.

GENERAL INFORMATION

This Information Statement is being posted on our website, www.magnegas.com by our Board to provide our shareholders with material information regarding corporate actions that we have proposed to be approved at the Annual Meeting.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CORPORATE ACTIONS TAKEN BY THE MAJORITY SHAREHOLDER.

PROPOSAL 1: ELECTION OF DIRECTORS

Eight directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The eight director candidates receiving the highest number of votes will be elected as directors of the Company. Votes against the directors and votes withheld will have no legal effect. The Board has nominated the current eight directors of the Company for re-election to the Board at the Annual Meeting to serve until the Annual Meeting of Shareholders for the year ended December 31, 2017, or until their successors are elected and qualified. The persons nominated by the Board for election as directors, each of whom is currently a director, are listed below. All of the nominees have consented to being named in this Information Statement and to serve following their election.

Below is information about each director, including biographical data for at least the past five years and an assessment of the skills and experience of each nominee. On June 21, 2012, the Board unanimously appointed Ermanno Santilli and Kevin Pollack as members of the Board. On August 14, 2012, the Board unanimously appointed Christopher Huntington as a member of the Board. On April 30, 2013, Dr. Santilli resigned from his positions as Chairman of the Board and Chief Scientist. On the same day, the Board unanimously appointed Robert L. Dingess, William W. Staunton III, and Joe C. Stone as members of the Board. Mr. Dingess has been Chairman of the Board since April 30, 2013. On May 15, 2014, Jacques Kerrest resigned from his position as a member of the Board.

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NAME	AGE	POSITION

Ermanno P. Santilli	47	Director
Luisa Ingargiola	49	Director
Carla Santilli	75	Director
Christopher Huntington	56	Director
Kevin Pollack	46	Director
Robert L. Dingess	70	Chairman of the Board, Director
William W. Staunton III	68	Director
Joe C. Stone	50	Director

Ermanno P. Santilli has served as a Director since June 21, 2012 and has been our Chief Executive Officer since June of 2012 and is the son of Dr. Santilli, our former CEO and Chairman. Prior to his role as CEO, Mr. Santilli was Executive Vice President of International Relations since 2009.  Mr. Santilli was employed by Ingersoll Rand Company from March 2008 to April 2009 where he served as Vice President of Climate Control Business, Global Rail and Aftermarket. In this capacity he oversaw a department that generated over $270 million in sales and $80 million in operating income. He managed sales, business development, product management, and warehousing and dealer development with indirect procurement, manufacturing and engineering. Mr. Santilli also drove development of new business and rail markets in Australia and India.

From March 2006 to February 2008 Mr. Santilli served as Vice-President of Climate Control Aftermarket EMEA, he led a department that generated total sale of $150 million and operating income of $50 million. He was responsible for business development, product management, warehousing, procurement, engineering and dealer development with indirect sales. From December 2003 to February 2006 Mr. Santilli served as Vice-President of Customer Relations for Climate Control EMEA. He had operational responsibility for customer satisfaction for customers with total sales aggregating over 1 billion dollars. Mr. Santilli had direct responsibility for order management, credit and collections, warranty, business intelligence and dealer development.

Mr. Santilli’s qualifications to serve on our Board include his financial and management experience.

Luisa Ingargiola has served as our Chief Financial Officer, Secretary and Director since May 2007 and is the daughter of Dr. Santilli. Luisa Ingargiola graduated in 1989 from Boston University with a Bachelor Degree in Business Administration and a concentration in Finance.  In 1996 she received her MBA in Health Administration from the University of South Florida.  In 1990 she joined Boston Capital Partners as an Investment Advisor in their Limited Partnership Division.  In this capacity, she worked with investors and partners to report investment results, file tax forms, and recommend investments.

In 1992 she joined MetLife Insurance Company as a Budget and Expense Manager.  In this capacity she managed a $30-million-dollar annual budget.  Her responsibilities included budget implementation, expense and variance analysis and financial reporting.  In 2008 she began work on the MagneGas Corporation business plan in preparation for her new role as CFO.

Ms. Ingargiola has been a Director of FTE Networks, Inc. since February 15, 2016 and a Director of COPsync, Inc. since January 23, 2016. Ms. Ingargiola was a Director of CES Synergies Inc. from April 2015 through August 2016. She served as an Independent Non-Executive Director of CBD Energy Limited (now known as BlueNRGY Group Limited) from August 05, 2014 to October 23, 2014. She serves as a Board Director at The JBF Foundation Worldwide.

Ms. Ingargiola’s qualifications to serve on our Board include her financial management and reporting experience.

Carla Santilli has been a Director since May 2007 and is the spouse of Dr. Santilli and mother of Luisa Ingargiola and Ermanno Santilli.  Carla Santilli holds a Master Degree in Human Services Administration from the School of Social Work of Boston University. She held positions of Clinical Social Worker and Community Programs Coordinator for the State of Massachusetts.  Since the late 1980's, Mrs. Santilli has been employed as the President and Chief Executive Officer of Hadronic Press, Inc, a physics and mathematics academic publishing company.  In this capacity, Mrs. Santilli has directed the growth of this company from start-up to become one of the world's leading physics and mathematics publishing companies. Books and journals published by Hadronic Press can be found in all of the leading University libraries across the world.  Mrs. Santilli has been involved in the private sector as grant administrator and public relations specialist in the fields of academic publishing and environmental sciences.

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Mrs. Santilli’s qualifications to serve on our Board include her thirty years of experience as President and Chief Executive Officer of Hadronic Press, Inc. and her experience in the environmental sciences field.

Christopher Huntington has served as a Director since August 14, 2012.  In 2013 he was appointed as Principal with Encap Development LLC, a leading U. S. renewable energy project developer.  In 2010, Mr. Huntington co-founded the strategic consulting firm, New Energy Fund Advisors, LLC.  In 2007, Mr. Huntington co-founded Skyfuel, Inc, a solar thermal power technology company, where he was the Vice President of Business Development from 2007 until 2010. In 2006, Mr. Huntington founded Redhook Renewable Energy Ventures, LLC, a consulting firm advising renewable energy and clean-tech companies on fund-raising, marketing and media strategies, which he was a principal until 2007.  Mr. Huntington worked at the Cable News Network (CNN) from 1989 to 2006 as a financial news producer and correspondent.  Prior to his employment at CNN, Mr. Huntington worked at Pacific Securities/Robert C. Brown & Co. as an assistant bond trader.  Mr. Huntington attended the University of California, Berkley and was awarded a B.A. in Rhetoric and a special diploma in Social Studies from Oxford University.

Mr. Huntington’s qualifications to serve on our board of directors include his financial and management experience.

Kevin Pollack has served as a Director since June 21, 2012. Since 2012, Mr. Pollack has been Chief Financial Officer of Lightlake Therapeutics Inc., a biopharmaceutical company. From 2007 until 2013, Mr. Pollack was a managing director at Paragon Capital LP, a private investment firm focused primarily on U.S.-listed companies. Since 2003, Mr. Pollack has also served as president of Short Hills Capital LLC. Prior to that, Mr. Pollack worked as an investment banker at Banc of America Securities LLC, focusing on mergers and acquisitions, corporate finance, and the media and telecom sectors. Mr. Pollack started his career at Sidley Austin LLP (formerly Brown & Wood LLP) as a securities attorney. Since 2012, Mr. Pollack has served as a member of the boards of directors of Lightlake Therapeutics Inc. and Pressure BioSciences, Inc. Mr. Pollack graduated magna cum laude from the Wharton School of the University of Pennsylvania and received a dual J.D./M.B.A. from Vanderbilt University, where he graduated with Beta Gamma Sigma honors.

Mr. Pollack’s qualifications to serve on our board of directors include his financial and management experience.

Mr. Robert L. Dingess has served as a Director and as Chairman of our Board of Directors since April 30, 2013. He has been the Chief Executive Officer of Ideal Management Services, Inc., d/b/a Ideal Image Central Florida, a laser hair removal company, since April, 2004. From 1992 to 2002, Mr. Dingess served as the Chief Executive and owner of Dingess & Associates, Inc., a healthcare consulting and management company.  From 1986 to 1992, Mr. Dingess was a partner in Ernst & Young’s Southeast Region Healthcare Operations Business Officer Practice, where he advised over 200 healthcare clients.  Mr. Dingess holds a Master of Business Administration from Virginia Commonwealth University and a Bachelor of Business Administration from Marshall University.

Mr. Dingess’s extensive experience in managing franchise operations, advising companies and more than twenty-five years of executive management give him the qualifications and skills to serve as a director of our Company.

Mr. William W. Staunton III has served as a Director since April 30, 2013. He has been the President of Accel–RF Corporation, a provider of RF Reliability Test Systems for compound semiconductor devices since 2012.  In 2011, Mr. Staunton founded Kokua Executives, LLC, which provides guidance and interim executive level-leadership to companies.  From 2000 to 2011, Mr. Staunton served as the Chief Executive Officer and a Director of Ramtron International Corporation, which designs, develops and markets specialized semiconductor memory, microcontroller, and integrated semiconductor solutions.  From March 1999 until December 2000, Mr. Staunton served as Chief Operating Officer of Maxwell Technologies, which designs and manufactures multi-chip modules and board products for commercial satellite applications. Previously, Mr. Staunton was executive vice president of Valor Electronics Inc. from April 1996 until February 1999.  Mr. Staunton holds a Bachelor of Science degree in electrical engineering from Utah State University.

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Mr. Staunton's extensive experience in the semi-conductor industry, with specific background in Military and Space Contracting, give him the qualifications and skills to serve as a director of our Company.

Mr. Joe C. Stone has served as a Director since April 30, 2013. He has been a partner at Pace Petroleum, LLC since 2006, a private oil and natural gas company. In 2013 he was appointed a Managing Director at Blackhill Partners, LLC. Mr. Stone was also Senior Vice President of Global Mergers and Acquisitions at the financial services firm of Lehman Brothers.  From 1996 until 2000, Mr. Stone was a Vice President in Investment Banking at Deutsche Banc Alex. Brown.  Additionally, Mr. Stone was a Manager in Audit and Business Advisory Services at Price Waterhouse from 1991 until 1996.  Mr. Stone holds a Master of Business Administration from McCombs School of Business, University of Texas, and a Bachelor of Business Administration in accounting from Baylor University.

Mr. Stone’s experience in the oil and gas industry gives him the qualifications and skills to serve as a director of our Company.

The Board recommends a vote “FOR” each director.

CORPORATE GOVERNANCE

Our Board

The business and affairs of the company are managed under the direction of our Board. We conducted one formal Board meeting in the fiscal year ended December 31, 2015. Each of our directors has attended all meetings either in person or via telephone conference. The Board also conducted monthly telephone calls in which the majority of the independent Board members were always present. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meeting. All communications from stockholders are relayed to the members of the Board.

Controlled Company

The Board has determined that the Company meets the definition of a “Controlled Company” as defined by Rule 5615(c) of the NASDAQ Listing Rules.  A “Controlled Company” is defined in Rule 5615(c) as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company.  Certain NASDAQ requirements do not apply to a “Controlled Company”, including requirements that: (i) a majority of its Board must be comprised of “independent” directors as defined in NASDAQ’s rules; and (ii) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

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●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the board.

Code of Ethics

We have adopted a code of ethics as of April 4, 2008 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees.  Our standards are in writing and are to be posted on our website at a future time.   The following is a summation of the key points of the Code of Ethics we adopted:

●	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;
●	Full compliance with applicable government laws, rules and regulations;
●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
●	Accountability for adherence to the code.

Director Compensation

We have provided Compensation to the Directors in the form of common stock equivalent.  Each non-employee Director receives $20,000 per calendar quarter in common stock equivalent compensation.  For 2013 this has been changed to be a combination of common stock and cash for a total of $20,000 per quarter in compensation.

The following table provides information for 2013 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2013. Other than as set forth in the table, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christopher Huntington	$40,000	$40,000	—	—	—	—	$80,000
Kevin Pollack	$25,000	$55,000	—	—	—	—	$80,000
Robert Dingess (2)	$30,000	$50,000	—	—	—	—	$53,333
Joe Stone	$40,000	$40,000	—	—	—	—	$53,333
William Staunton III	$40,000	$40,000	—	—	—	—	$53,333
Carla Santilli	$0	$80,000	—	—	—	—	$53,333

(1)	Half of the stock awards of each director besides Robert Dingess were accrued and had not yet been issued as of December 31, 2015. These stock awards were issued on September 13, 2016.

(2)	Mr. Dingess received shares of common stock worth $30,000 and accrued shares of common stock worth $20,000 as of December 31, 2015. The $20,000 of accrued shares of common stock were issued on September 13, 2016.

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Board Leadership Structure and Role in Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

The audit committee, which was formed on June 21, 2012, assists our Board in its general oversight of, among other things, the company’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the audit committee reviews and assesses the company’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The audit committee also reviews and assesses the quality and integrity of the company’s public reporting, the company’s compliance with legal and regulatory requirements, the performance and independence of the company’s independent auditors, the performance of the company’s internal audit department, the effectiveness of the company’s disclosure controls and procedures, and the adequacy and effectiveness of the company’s risk management policies and related practices.

Committees of the Board

On June 21, 2012, our Board formed three standing committees: audit, compensation, and corporate governance and nominating. Actions taken by our committees are reported to the full board. The board has determined that all members of each of the audit and compensation committees are independent under the current listing standards of NASDAQ. Our corporate governance and nominating committee is made up of two independent directors and one employee director. Each of our committees has a charter and each charter is posted on our website.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert Dingess*	Kevin Pollack	Luisa Ingargiola*
Kevin Pollack	William Staunton III*	Kevin Pollack
Christopher Huntington	Joe C. Stone	Robert Dingess

* Indicates committee chair

Audit Committee

Our audit committee, which currently consists of three directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the company. Our audit committee employs an independent registered public accounting firm to audit the financial statements of the company and perform other assigned duties. Further, our audit committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of our internal controls. In discharging its responsibilities, our audit committee may rely on the reports, findings and representations of the company’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of the audit committee are financially literate within the meaning of SEC rules and under the current listing standards of NASDAQ. Our Board has also determined that Mr. Dingess qualifies as an “audit committee financial expert.” The audit committee has met four times since its formation on June 21, 2012.

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Compensation Committee

Our compensation committee, which currently consists of three directors, establishes executive compensation policies consistent with the company’s objectives and stockholder interests. Our compensation committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. The compensation committee met two times in the fiscal year ended December 31, 2015. In addition, our compensation committee generally is responsible for:

●	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and other employees;

●	overseeing our compensation plans, including the establishment of performance goals under the company’s incentive compensation arrangements and the review of performance against those goals in determining incentive award payouts;

●	overseeing our executive employment contracts, special retirement benefits, severance, change in control arrangements and/or similar plans;

●	acting as administrator of any company stock option plans; and

●	overseeing the outside consultant, if any, engaged by the compensation committee.

Our compensation committee periodically reviews the compensation paid to our non-employee Directors and the principles upon which their compensation is determined. The compensation committee also periodically reports to the Board on how our non-employee Director compensation practices compare with those of other similarly situated public corporations and, if the compensation committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

Outside consulting firms retained by our compensation committee and management also will, if requested, provide assistance to the compensation committee in making its compensation-related decisions.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee, which currently consists of three directors, monitors our corporate governance system, assesses Board membership needs, makes recommendations to the Board regarding potential director candidates for election at the annual meetings of stockholders or in the event of any director vacancy, and performs any other functions or duties deemed appropriate by the Board. The corporate governance and nominating committee has not met since its formation on June 21, 2012.

Director candidates must have experience in positions with a high degree of responsibility and leadership experience in the companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to the company. The company does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the corporate governance and nominating committee, and ultimately the Board, seeks directors (including nominees for director) with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve the company’s governance and strategic needs.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the United States Securities and Exchange Commission.

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Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that as of December 31, 2015, our executive officers, directors and greater than 10 percent beneficial owners have complied on a timely basis with all Section 16(a) filing requirements, with the exception of our officers, directors and greater than 10 percent beneficial owners listed in the table below:

Name	Number of Late Reports	Number and Description of Transactions Not Reported on a Timely Basis

Carla Santilli	62	61 transactions were not reported on a timely basis following the disposition of shares and 1 transaction was not reported on a timely basis following the acquisition of shares in the year ended December 31, 2015.

Christopher Huntington	3	2 transactions were not reported on a timely basis following the disposition of shares and 1 transaction was not reported on a timely basis following the acquisition of shares in the year ended December 31, 2015.

Kevin Pollack	1	1 transaction was not reported on a timely basis following the acquisition of shares in the year ended December 31, 2015.

Joe C. Stone	1	1 transaction was not reported on a timely basis following the acquisition of shares in the year ended December 31, 2015.

William Staunton III	1	1 transaction was not reported on a timely basis following the acquisition of shares in the year ended December 31, 2015.

Robert Dingess	1	1 transaction was not reported on a timely basis following the acquisition of shares in the year ended December 31, 2015.

TRANSACTIONS WITH RELATED PERSONS

The following are the related party transactions in which we have engaged since May 2007:

At various times we received advances from Dr. Santilli and Carla Santilli for unsecured promissory notes. All funds are at the same terms of the original stockholder note. These promissory notes have no repayment date; however, they are payable within 30 days of written demand. Payment is to include accrued simple interest at 4%. Since 2007, the company received promissory notes in the aggregate amount of $257,200. All note principal has been paid in full.

In February 2008, we entered into a five-year consulting agreement with Dr. Santilli, whose knowledge and expertise of the technology is essential in the development of the MagneGas product. The terms of the consulting agreement consist of issuance of common stock (10,000 shares) and payment of $5,000 per month to Dr. Santilli, upon the determination by the Board of MagneGas Corporation of achieving adequate funding. The Board has since determined that Dr. Santilli’s monthly accrued salary will be $15,000 per month. This consulting agreement was terminated on June 11, 2012 and was replaced with the employment agreement between Dr. Santilli and the Company, as described above. Dr. Santilli resigned April 30, 2013 and compensation ended.

Beginning in April 2008, we entered into a month-to-month lease, at a monthly rate of $2,500 per month for facilities to occupy approximately 3,000 square feet of a 6,000 square foot building and the use of certain equipment and utilities, as needed. In January 2011, the company expanded to occupy 5,000 square feet of the building and as a result, the rent was increased to $4,000 per month. The facility allows for expansion needs. The lease is held by EcoPlus, Inc., a company that is effectively controlled by Dr. Santilli and Carla Santilli.

The use of an initial small production refinery has been contributed by Dr. Santilli. The value of the refinery is approximately $210,000; the computed fair value of this month to month rental agreement is $1,870 per month and has been charged to equipment rental expense in the operating expenses, beginning in July 2008. Due to production demand, on December 28, 2011, the company entered into an agreement to transfer the title of the unit to the company in exchange for a promissory note of $210,500. The note was paid in full in April 2012.

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On June, 25, 2010, we entered into an agreement to acquire a 20% ownership of MagneGas Europe. In exchange, we issued to MagneGas Europe 25,000 shares of common shares, which were valued at the fair market price at the date of grant, June 25, 2010, at $0.95 per share for an aggregate of $23,750.  Dr. Santilli is a stockholder of MagneGas Europe, and at the time of the agreement, Ermanno Santilli, our current Chief Executive Officer, was the Chief Executive Officer of MagneGas Europe and Vice President of MagneGas Corporation.

Since January 1, 2014, there have been no related party transactions in which the amount involved exceeded the lesser of $120,000 or one percent of the average of the smaller reporting company's total assets at year-end for the last two completed fiscal years.

Director Independence

NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);
●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);
●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

As of October 4, 2016, our Board is composed of eight members, of which five are independent. The five independent directors are Christopher Huntington, Kevin Pollack, William Staunton III, Robert Dingess and Joe C. Stone. In addition, as indicated above, each of our audit committee and compensation committee, described above in “Committees of the Board of Directors,” is composed entirely of independent directors, including the chairperson of the audit committee. Our corporate governance and nominating committee is made up of two independent directors and one employee director, Luisa Ingargiola. We have not yet appointed chairpersons for the compensation committee and the corporate governance and nominating committee. We believe that the number of independent directors that make up our Board benefits the company, as well as our stockholders.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2015, and 2014 in all capacities. Our named executive officers for 2014 and 2015 were our Chief Executive Officer, Chief Financial Officer, and Executive Vice President of Strategic Alliances.

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Totals ($)

Ermanno Santilli, CEO	2015	$130,000	$65,520		$77,357 (1)			$272,877
	2014	120,000			0			120,000

Luisa Ingargiola, CFO (2)	2015	$120,000	$54,600		$51,571 (2)			$226,171
	2014	100,000			0			100,000

Jack Armstrong, Executive Vice	2015	$116,000	$44,880		$51,571 (3)			$212,451
President of Strategic Alliances	2014	80,000	36,000		31,784 (4)			147,784

(1)	In February 2015, the Board granted to Ermanno Santilli 150,000 shares of common stock options at an exercise price of $0.72 (the closing price on February 13, 2015) with a vesting schedule that was to be determined by the Board based on the Company’s achievement of pre-determined performance criteria. In August 2015, the Board signed resolutions whereby they agreed that the Company had achieved 55% of the pre-determined performance criteria and that Mr. Santilli should immediately vest in 55% of the options. This meant that Mr. Santilli had vested in the option to purchase 82,500 shares. In February 2016, the Board signed resolutions whereby they agreed that the Company had achieved another 45% of the pre-determined performance criteria and that Mr. Santilli should immediately vest in another 45% of the options. This meant that Mr. Santilli had vested in the option to purchase, in the aggregate, 142,500 shares. All such options, when exercised, will result in shares being issued with a restrictive legend unless the options are exercised in conjunction with a Rule 144 opinion.

(2)	In February 2015, the Board granted to Luisa Ingargiola 100,000 shares of common stock options with the same exercise price, vesting schedule, and restrictions identified in Note (1) to the Executive Compensation table.

(3)	In February 2015, the Board granted to Jack Armstrong 100,000 shares of common stock options with the same exercise price, vesting schedule, and restrictions identified in Note (1) to the Executive Compensation table.

(4)	In April 2014, the Board granted to Jack Armstrong 25,000 shares of common stock options with an exercise price of $1.49 (the closing price on March 17, 2014). The vesting schedule is as follows: 50% vested in April 2015, 25% will vest in April 2016, and 25% will vest in April 2017. These options were issued pursuant to the Incentive Plan and so all such options, when exercised, will result in shares being issued without a restrictive legend.

Employment Agreements

The employment agreement for Ermanno Santilli expired March 31, 2014 and the Board is currently negotiating an extension of this contract. Effective January 1, 2015, his annual salary was increased to $130,000 per year plus bonus to be determined by the Board based on performance.

The employment agreement for Luisa Ingargiola expired March 31, 2014 and the Board is currently negotiating an extension of this contract. Effective January 1, 2015, her annual salary was increased to $120,000 per year plus bonus to be determined by the Board based on performance.

In February of, 2016, our Board hired Compensia, Inc. (“Compensia”) as its independent compensation consultant. Compensia advises the Board with regard to the compensation of two of our three named executive officers – namely, our Chief Executive Officer, Ermanno Santilli, and our Chief Financial Officer, Luisa Ingargiola.

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In April 2016, at the request of the Board, Compensia prepared an analysis of the compensation of our Chief Executive Officer and Chief Financial Officer relative to the compensation paid by a peer group of companies consisting of technology companies with a market capitalization of less than $100 million at the time of such review. The peer group consisted of the following companies:

Active Power

American Superconductor

Blue Earth

ClearSign Combustion

Codexis

Energous

Fuel Tech

Ideal Power

Lime Energy

Marrone Bio Innovations

Metabolix

Orion Energy Systems

Research Frontiers

Senomyx

Solazyme

On May 18, 2016, the Board, based on the recommendations of Compensia voted to increase the compensation of our Chief Executive Officer and Chief Financial Officer.

On July 1, 2016, our Chief Executive Officer’s annual salary was increased from $130,000 to $235,000. The salary increase took effect after the closing of the transaction disclosed under the heading “June 2016 Financing.” Pursuant to our Amended and Restated 2014 Equity Incentive Award Plan, our Chief Executive Officer is due to receive: (a) 200,000 shares of common stock options that will vest over a period of four years and expire ten years after issuance; and (b) 200,000 restricted stock units based upon the Company achieving certain milestones to be determined by the Board. On August 1, 2016, our Chief Executive Officer received the retroactive salary increase from the first seven months of the year but has elected to defer the future salary increase until such time that he feels the Company has sufficient cash to sustain such salary increase.

Starting on July 1, 2016, retroactive to January 1, 2016, our Chief Financial Officer’s annual salary was increased from $120,000 to $215,000. The salary increase took effect after the closing of the transaction disclosed under the heading “June 2016 Financing.” Pursuant to our Amended and Restated 2014 Equity Incentive Award Plan, our Chief Executive Officer is due to receive: (a) 140,000 shares of common stock options that will vest over a period of four years and expire ten years after issuance; and (b) 100,000 restricted stock units based upon the Company achieving certain milestones to be determined by the Board. On August 1, 2016, our Chief Financial Officer received the retroactive salary increase from the first seven months of the year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of March 18, 2016, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

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For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of March 18, 2016. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of March 18, 2016, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of: 11885 44th Street North, Clearwater, FL 33762.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Preferred Stock (2)
5% Shareholders
Global Alpha, LLC (3) 90 Eastwinds Ct Palm Harbor FL 34683	1,636,719		3.15%	1,000,000		100%

Dr. Ruggero Maria Santilli 90 Eastwinds Ct Palm Harbor FL 34683	3,466,348	(4)	6.57%	1,000,000	(5)	100%
Directors and Executive Officers
Carla Santilli 90 Eastwinds Ct Palm Harbor FL 34683	3,466,348	(4)	6.57%	1,000,000	(5)	100%

Luisa Ingargiola 4826 Blue Jay Circle Palm Harbor FL 34083	737,191	(6)	1.41%	1,000,000	(5)

Ermanno Santilli 90 Eastwinds Ct Palm Harbor FL 34683	1,272,654	(7)	2.42%	1,000,000	(5)

Joe Stone	219,857	(8)	*

William Staunton	80,125	(9)	*

Robert Dingess	1,483,568	(10)	2.86%

Christopher Huntington	76,839	(11)	*

Kevin Pollack	191,595	(12)	*

All directors and officers as a group (8 people)	7,258,168	(13)	13.5%	1,000,000		100%

* Less than 1%.

(1)	Based on 51,939,304 shares of common stock outstanding as of October 4, 2016. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Based on 1,000,000 shares of Series A Preferred Stock issued and outstanding as of October 4, 2016. Each share of Series A Preferred Stock has voting rights of 100,000 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 100 billion.

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(3)	Global Alpha, LLC is a privately owned company of which Dr. Ruggero Santilli and Carla Santilli each own 50%. Ermanno Santilli and Luisa Ingargiola are voting members of Global Alpha but have no equity interest.

(4)	Consists of 1,636,719 restricted shares of Global Alpha; 186,000 restricted shares held by Global Beta, LLC, a privately owned company whose address is 35246 US 19 #215, Palm Harbor, FL 34684, of which Dr. Ruggero Santilli and Carla Santilli, the wife of Dr. Santilli, each own 50%; 526 free-trading shares held by Global Beta in its brokerage account whose shares are sold pursuant to a Rule 10b5-1 trading plan; 313,000 restricted shares held by Clean Energies Tech, a privately owned company of which Dr. Santilli owns 50%; 270,000 restricted shares held by the RM Santilli Foundation, a foundation of which Mrs. Santilli controls 50%; 10,000 restricted shares held in Dr. Santilli’s own name; 525,000 shares of common stock underlying options held by Dr. Santilli that are presently exercisable; 205,352 free trading shares held in the name of Mrs. Santilli; 19,751 restricted shares held in the name of Mrs. Santilli; and 300,000 shares of common stock underlying options held by Mrs. Santilli, that are presently exercisable. The principal address of Clean Energies Tech and the RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683.

(5)	These shares are held by Global Alpha, a privately owned company of which Dr. Santilli and Mr. Santilli each own 50%. Ermanno Santilli and Luisa Ingargiola are voting members of Global Alpha but have no equity interest.

(6)	Consists of 191,304 restricted shares held in Ms. Ingargiola’s own name; 50,000 free trading shares held in a brokerage account; and 400,000 shares of common stock underlying options held by Ms. Ingargiola that are presently exercisable.

(7)	Consists of 353,904 restricted shares held in Mr. Santilli’s own name; 25,000 restricted shares held by MagneGas Arc Applied Solutions Europe, a privately owned company whose address is Rue Aux Fleurs 1, Brussels 1000 Belgium, of which Mr. Santilli owns more than 50%; 250,000 restricted shares held by The RM Santilli Foundation, a foundation of which Mr. Santilli controls 50%; and 600,000 shares of common stock underlying options held by Mr. Santilli that are presently exercisable.

(8)	Consists of 102,677 free trading shares held in the name of Mr. Stone; and 117,180, restricted shares held in the name of Mr. Stone.

(9)	Consists of 15,609 restricted shares held in the name of Mr. Staunton; and 64,516 free trading shares held in a brokerage account.

(10)	Consists of 114,783 free trading shares held in the name of Mr. Dingess; 708,625 restricted shares held in the name of Mr. Dingess and/or in the name of his wife; and 660,000 free trading shares held in a brokerage account.

(11)	Consists of 76,839 free trading shares held in a brokerage account.

(12)	Consists of 102,677 free trading shares held in the name of Mr. Pollack; and 88,918 restricted shares held in the name of Mr. Pollack.

(13)	The total does not equal the sum of each entry due to some shares being included in more than one entry.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF MARCUM LLP

The Board has appointed Marcum LLP (“Marcum”) as our independent registered public accounting firm to audit the consolidated financial statements of MagneGas and its subsidiaries for the fiscal year ending December 31, 2016. Stockholder ratification of the appointment of our independent auditor is not required by our Bylaws or otherwise.

Stevenson & Company CPAS LLC (“Stevenson”) had been the independent registered public accounting firm of MagneGas Corporation (the “Company”) since July 21, 2015.

On May 17, 2016, upon the recommendation of the Audit Committee of the Company’s Board of Directors, the Company dismissed Stevenson as its independent registered public accounting firm.

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On May 17, 2016, the Company engaged Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm.

Audit Fees

The aggregate fees billed by Stevenson for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2015 and for the review of the Company’s financial statements for the periods ended June 30, 2015 and September 30, 2015 was $63,000.

The aggregate fees billed by Stevenson for the reaudit of the Company’s financial statements for the fiscal year ended December 31, 2014 was $19,000.

The aggregate fees billed by DKM for the review of the Company’s financial statements for the period ended March 31, 2015 was $4,500.

In 2016, the Company has paid Marcum $24,638 in fees including for the review of the Company’s financial statements for the period ended June 30, 2016.

Audit Related Fees

There were no fees for audit related services for the years ended December 31, 2015 and 2014.

Tax Fees

For the Company’s fiscal years ended December 31, 2015 and 2014, we were not billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

All of the above services and fees were reviewed and approved by our audit committee. No services were performed before or without approval.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 23, 2016;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on, respectively, May 11, August 10, and November 10, all in 2015;

●	Our Current Reports on Form 8-K or Amendments to Current Report on Form 8-K/A filed with the SEC in 2015 on the following dates: January 9, January 12, January 14, January 28, February 2, March 5, March 23, March 26, April 20, May 18, May 28, June 2, June 23, July 2, July 23, July 24, October 27, November 13, December 16, December 21, and December 29.

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DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, 11885 44th Street North, Clearwater, FL 33762, telephone: (727) 934-3448.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

PROPOSALS OF SHAREHOLDERS

As of the date of this proxy statement, we had not received notice of any shareholder proposals for the Annual Meeting for the year ended December 31, 2015 described herein and proposals received 10 days after the date of this proxy statement will be considered untimely. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting for the year ended December 31, 2016, the Secretary must receive the written proposal at our principal executive offices no later than the deadline stated below. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

MagneGas Corporation

Attention: Luisa Ingargiola, Secretary

11885 44th Street North

Clearwater, FL 33762

Tel: (727) 934-3448

Under Rule 14a-8, to be timely, a stockholder’s notice for a proposal must be received at our principal executive offices not less than 120 calendar days before the date of our proxy statement release to stockholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Therefore, stockholder proposals intended to be presented at the annual meeting for the year ended December 31, 2016 must be received by us at our principal executive office no later than a reasonable time before we begin to print and send our proxy material. During 2017, we will announce the date of our annual meeting and the date we plan on printing and sending our proxy material and the deadline for the submission of stockholder proposals. Stockholders wishing to submit proposals to be presented directly at our 2016 annual meeting of stockholders instead of by inclusion in next year’s proxy statement must follow the submission criteria set forth in our By-Laws, and applicable law concerning stockholder proposals. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

By Order of the Board

/s/ Ermanno Santilli
Ermanno Santilli
Chief Executive Officer and Director

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